Exhibit 99.1

Collegium Announces the Appointment of Joseph Ciaffoni as Chief Operating Officer

CANTON, Mass., May 30, 2017 (GLOBE NEWSWIRE) — Collegium Pharmaceutical, Inc. (Nasdaq: COLL) today announced the appointment of Joseph Ciaffoni to the newly created position of Executive Vice President and Chief Operating Officer, effective May 31, 2017.

“We are excited to have Joe join Collegium in this newly created role,” said Mike Heffernan, Collegium’s CEO. “Joe’s industry experience is extensive and includes building commercial businesses, leading emerging growth and multi-national organizations and achieving success across multiple therapeutic categories, including pain management. Joe has a proven track record of success across multiple product launches and the commercialization of numerous products. He will be instrumental as we continue to focus on growing Xtampza ER and implementing Collegium’s growth strategy.”

Prior to joining Collegium, Mr. Ciaffoni served in several senior management positions, most recently as President, U.S. Branded Pharmaceuticals at Endo International plc. Prior to joining Endo, Mr. Ciaffoni served as Senior Vice President, Global Specialty Medicines Group for Biogen. In this role, he led the development and execution of all aspects of global strategy across the value chain for marketed and pipeline products. Mr. Ciaffoni started his employment with Biogen Idec in 2012 and during his tenure held senior roles including Senior Vice President, U.S. Commercial and Vice President, U.S. Neurology Field Operations and Marketing. Prior to joining Biogen, Mr. Ciaffoni was Executive Vice President and Chief Operating Officer of Shionogi Inc. and President of Shionogi Pharmaceuticals. Previously, he served as Vice President, Sales for Schering-Plough (now Merck) and held several commercial leadership roles at Sanofi-Synthelabo (now Sanofi) and Novartis. Mr. Ciaffoni holds a B.A. in Communications and an M.B.A. from Rutgers.

“Opioid abuse and misuse is a significant problem across the country, at the same time that chronic pain patients are seeking effective treatments.  I believe that Xtampza ER can be a critical part of the solution.  I’m excited to join Collegium at this important point in the company’s evolution,” said Mr. Ciaffoni.

In addition, Barry Duke, Executive Vice President and Chief Commercial Officer, has chosen to relocate back to his home in North Carolina and will be leaving Collegium. Mike Heffernan added, “Barry has played an important role in building a commercial organization that is well-equipped to support the launch of Xtampza ER. We want to express our gratitude to Barry for his efforts and wish him the best of luck on his future endeavors.”

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company focused on developing a portfolio of products that incorporate its proprietary DETERx® technology platform for the treatment of chronic pain and other diseases. The DETERx technology platform is designed to provide extended-release delivery, unique abuse-deterrent properties, and flexible dose administration options.

About Xtampza ER

Xtampza® ER is Collegium’s first product utilizing the DETERx technology platform. Xtampza ER is an abuse-deterrent, extended-release, oral formulation of oxycodone approved by the FDA for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: our ability to obtain and maintain regulatory approval of our products and product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product; our plans to commercialize our product candidates and grow sales of our products; the size and growth potential of the markets for our products and product candidates, and our ability to service those markets; the success of competing products that are or become available; our ability to obtain reimbursement and third-party payor contracts for our products; the costs of commercialization activities, including marketing, sales and distribution; our ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of our products and product candidates; changing market conditions for our products and product candidates; the outcome of any patent infringement or other litigation that may be brought against us, including litigation with Purdue Pharma, L.P.; our ability to attract collaborators with development, regulatory and commercialization expertise; the success, cost and timing of our product development activities, studies and clinical trials; our ability to obtain funding for our operations; regulatory developments in the United States and foreign countries; our expectations regarding our ability to obtain and adequately maintain sufficient intellectual property protection for our products and product candidates; our ability to operate our business without infringing the intellectual property rights of others; the performance of our third-party suppliers and manufacturers; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency compliance; our ability to retain key and management personnel; our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing.  These and other risks are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and those risks described from time to time in other reports which we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Alex Dasalla

adasalla@collegiumpharma.com